Exhibit 2.1
PURCHASE AND SALE AGREEMENT
(Boundary Lake Area, Alberta & British Columbia)

THIS AGREEMENT is made May 1, 2014

BETWEEN:
Barnwell of Canada, Limited, a corporation with an
office in Calgary, Alberta (“Vendor”)

- and -

Venturion Oil Limited, a corporation with an office in
Calgary, Alberta (“Purchaser”)

WHEREAS Vendor has agreed to sell and convey the Assets, and Purchaser has agreed to purchase and accept the Assets, on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, mutual covenants, agreements and warranties hereinafter set forth and contained, the Parties respectively covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, the following capitalized words and phrases shall have the following meanings:

(a)
“AB LLR” means the licensee liability rating and liability management rating or similar program adopted and assessed by the AER pursuant to Directive 006 – Licensee Liability Rating (LLR) Program and Licence Transfer Process, as the same may be amended, supplemented or replaced from time to time;

(b)	“AER” means the Alberta Energy Regulator;

(c)
“AFE” means authority for expenditure, unit budget, mail ballot, cash call or any other approval given by the holder of working interest in the Lands or related tangible property to conduct an operation, create or incur a financial obligation or accept a risk;

(d)	“Agreement” means this document, as may have been amended from time to time, including its recitals and the Schedules attached hereto and made a part hereof;

(e)	“Assets” means the Petroleum and Natural Gas Rights, the Miscellaneous Interests and the Tangibles, but excluding the NEB Regulated Pipelines;

(f)
“BC LLR” means the liability management rating of a permit holder calculated in accordance with the Liability Management Rating Program Manual Version 2.3 dated January 2014 issued by the BCOGC, as the same may be amended, supplemented or replaced from time to time;

(g)	“BCOGC” means the British Columbia Oil & Gas Commission;

(h)	“Business Day” means any day upon which both Parties are open for normal business in Calgary, Alberta;

(i)
“Certificate” means a written certification of a matter or matters of fact which, if required from a corporation, shall be made by an officer of the corporation, on behalf of the corporation and not in any personal capacity;

(j)	“Closing” means the transfer of legal and beneficial ownership of the Assets from Vendor to Purchaser and the completion of other matters incidental thereto as herein provided;

(k)	“Closing Date” means May 2, 2014, or such other date mutually agreed upon in writing by the Parties;

(l)	“Closing Place” means the office of Purchaser’s solicitors, Norton Rose Fulbright Canada LLP, at 3700, 400-3rd Avenue SW, Calgary AB;

(m)	“Closing Time” means the hour of 10:00 a.m. on the Closing Date;

(n)	“Dollar” and “$” mean a dollar of lawful money of Canada;

(o)	“Effective Date” means 8:00 a.m. Mountain Standard Time on January 1, 2014;

(p)
“Environmental Liabilities” means any and all liabilities in respect of damage, contamination or other adverse condition of the organic and inorganic components of the earth and atmosphere pertaining to the Assets or lands used to gain access to the Lands, whether or not caused by breach of Regulation, including any matters related to air; land; surface; subsurface; soil; living organisms; groundwater; surface water; the clean-up, dismantling, monitoring, abandoning, plugging, remediation, restoration or reclamation of any of the Assets or the removal of or failure to remove any foundations, structures or equipment from the Lands;

(q)	“Facilities” means the facilities described in Schedule “A”;

(r)	“General Conveyance” means the form of general conveyance attached hereto as Schedule “B”;

(s)
“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, bureau, ministry, department, commission, official or other instrumentality of a national government or of any provincial, territorial, city, tribal government or other political subdivision or similar governing entity in Canada or any other country, and including any governmental, quasi-governmental or non-governmental body having jurisdiction over a Party or a particular property or a particular subject matter, as applicable;

(t)	“GST” means the goods and services tax administered pursuant to the Excise Tax Act (Canada);

(u)
“Lands” means the lands described under the title “Lands” in Schedule ”A” and all lands pooled or unitized therewith, and includes the Petroleum Substances within such lands insofar as such Petroleum Substances are granted by the Leases, subject to such limitations as to geological formations and Petroleum Substances as may appear in Schedule ”A”;

(v)
“Leases” means collectively the leases, reservations, permits, licenses or other documents of title described in Schedule ”A” by virtue of which the holder thereof is entitled to explore for, drill for, win, take or remove the Petroleum Substances within, upon or under the Lands, or any replacement or renewal thereof or leases derived therefrom, insofar as the same relate to the Lands;

(w)
“Losses” means actions, causes of action, losses, costs, claims, damages, penalties, fines, assessments, charges, expenses or other liabilities whatsoever, whether contractual or tortious, which pertain to the Assets and are or may be brought against, suffered, sustained, paid or incurred by a Party or its directors, officers, servants, agents and employees, including such Party’s reasonable legal fees on a solicitor/client basis and other professional fees and disbursements on a full indemnity basis but, notwithstanding the foregoing, not including any liability for indirect or consequential damages or loss of profit, including business loss, loss of value, economic loss, punitive damages, or income tax liabilities;

(x)
“Marketing, Transportation and Contract Operating Agreements” means those contracts for the sale, dedication or transportation of Petroleum Substances produced from the Lands, or contracts for third party operation of the Assets, described in Schedule “A”;

(y)
“Miscellaneous Interests” means Vendor’s entire right, title, estate and interest in and to all property, assets and rights (other than the Petroleum and Natural Gas Rights and the Tangibles) insofar as they pertain to the Petroleum and Natural Gas Rights or the Tangibles, including Vendor’s interest in the following:

(i)	all contracts, agreements, books, records and documents, including the Title Documents, and any rights in relation thereto;

(ii)
fee simple rights and all subsisting rights to enter upon, use, access and occupy the surface of any of the Lands, any lands upon which the Tangibles are located, or any lands which may be used to gain access to or otherwise use any of the Petroleum and Natural Gas Rights or the Tangibles;

(iii)	all subsisting rights to carry out operations relating to the Lands or the Tangibles, all easements, and all Well, pipeline and other permits, licences and authorizations;

(iv)	all geological, engineering and other reports prepared for the joint account of all working interest owners, but excluding any other reports, interpretations or geophysical or geological data;

(z)	“NEB Regulated Pipelines” means those pipelines described in Schedule “C” hereto;

(aa)	“Party” means a Person bound by this Agreement;

(bb)	“Permitted Encumbrances” means, to the extent pertaining to the Petroleum and Natural Gas Rights and Tangibles, or any of them:

(i)
easements, rights of way, servitudes and other similar rights in land including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, towers, wires and cables, which do not impair the use of the Assets thereby affected;

(ii)
rights reserved to or vested in any government or other public authority pursuant to Regulation to terminate any Lease or to require annual or other periodic payments as a condition of the continuance thereof;

(iii)	liens imposed by Regulation securing the payment of taxes, governmental charges or assessments that are not due or the validity of which is being contested in good faith by Vendor;

(iv)
taxes on Petroleum Substances produced from the Lands (excluding income taxes and goods and services taxes) or the revenue therefrom, and requirements imposed by Regulation that concern rates of production from operations on any of the Lands or otherwise affect recoverability of Petroleum Substances from the Lands, which in each case are generally applicable to the oil and gas industry in Alberta or British Columbia;

(v)
the terms and conditions of all Leases and any operating agreements relating to the Assets (including Marketing, Transportation and Contract Operating Agreements and pooling and unitization agreements), provided that any royalties, penalties, burdens, encumbrances, adverse claims and reductions, conversions and alterations of interest are described in Schedule “A”;

(vi)	rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable Regulations;

(vii)
undetermined or inchoate liens (including processors’, operators’ and similar liens) incurred or created as security in favour of the Person conducting the operation of any of the Assets and arising in the ordinary course of business for Vendor’s proportionate share of the costs and expenses of such operations in respect of such costs which are not due or delinquent at the relevant time;

(viii)
mechanics’, builders’ or materialman’s liens in respect of services rendered or goods supplied but only insofar as such liens relate to goods or services  for which payment is not due or the validity of which is being diligently contested by or on behalf of Vendor;

(ix)	the reservations, limitations, provisos and conditions in any grant from any governmental body of any of the Lands or interests therein and exceptions to title pursuant to Regulation;

(x)
penalties described in Schedule ”A” which have arisen under operating procedures or similar agreements as a consequence of Vendor’s elections at the relevant time not to participate in operations on the Lands to which the penalty applies;

(xi)
liens or security incurred, created or granted in the ordinary course of business to a public utility, municipality or governmental authority in connection with operations pertaining to the Assets; and

(xii)	all royalty burdens (including lessor’s royalties), liens, adverse claims and encumbrances described in Schedule ”A”;

(cc)	“Person” means any individual, partnership or corporation;

(dd)
“Petroleum and Natural Gas Rights” means Vendor’s entire right, title, estate and interest in and to the Lands and the Leases, including working interests, royalty interests or any other interests of Vendor described in Schedule “A”;

(ee)
“Petroleum Substances” means petroleum, natural gas (including coal bed methane) and all related hydrocarbons, including liquid hydrocarbons, and all other substances produced in association therewith, whether liquids, gases or solids and whether hydrocarbon or not, including sulphur but excluding coal;

(ff)	“Purchase Price” shall be Seven Million, Five Hundred Seventy Five Thousand Dollars ($7,575,000.00);

(gg)
“Regulation” means any statute, law, rule, order, directive, writ, judgment, decree, or regulation, and all amendments made thereto, in effect from time to time and made by any Governmental Authority having jurisdiction over the Assets, the Parties or the Transaction;

(hh)
“Rights of First Refusal” means a right of first refusal, pre-emptive right of purchase or similar right whereby any Person has the right to acquire or purchase all or a portion of the Assets as a consequence of the Transaction;

(ii)
“Security Interest” means any assignment by way of security, mortgage, pledge, charge, lien or other security interest whatsoever, however created or arising, whether absolute, contingent, fixed or floating, perfected or not;

(jj)
“Specific Conveyances” means all conveyances, assignments, transfers, novations, directions to pay and other documents or instruments that are reasonably required or desirable to convey, assign and transfer the interest of Vendor in and to the Assets to Purchaser and to novate Purchaser in the place and stead of Vendor with respect to the Assets;

(kk)
“Take or Pay Obligations” means: (i) obligations arising in connection with payments made to Vendor, or its predecessors in interest, under or in respect of gas purchase contracts or other contracts for the sale of Petroleum Substances produced from the Lands, which payments were made in lieu of or in consequence of the buyers under such contracts not taking delivery of such Petroleum Substances or in consideration of future deliveries of such Petroleum Substances and which obligations include obligations to deliver such Petroleum Substances or repay such payments after the Effective Date; (ii) any other obligations to make a production payment or to sell or deliver Petroleum Substances or any of them, rights to which are granted, reserved or otherwise conferred pursuant to the Title Documents, without being entitled in due course to receive and retain full payment for such Petroleum Substances; or (iii) obligations to use pipeline or processing capacity with minimum volume commitments where any shortfalls in deliveries or use are to be satisfied through payment obligations;

(ll)	“Tangibles” means:

(i)
Vendor’s entire right, title, estate and interest in and to the Facilities and all tangible depreciable property and assets which are appurtenant to or situate in, on or about the Lands, which are or were used, or are capable of being used, in connection with production, gathering, processing, injection, removal, transmission or treatment of Petroleum Substances therefrom or operations thereon or relative thereto, or appurtenant to or used in connection with the Wells, or in connection with water injection or removal operations that pertain to the Lands, including: (i) any and all gas plants, oil batteries, buildings, production equipment, pipelines, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, scrubbers, separators, pumps, tanks, boilers and communication equipment; and (ii) inventory of such tangible depreciable property and assets, including without limitation the four compressors (namely the Concept 325, Trio 99, Ariel 200 and Ajax 400 compressors) located at the 4-16-86-13 W6M battery site; but excluding in all events the NEB Regulated Pipelines; and

(ii)	all Wells, including the wellbores and casings thereof;

(mm)
“Third Party” means any individual or entity other than Vendor and Purchaser, including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative of an individual;

(nn)
“Title Documents” means, collectively, any and all certificates of title, leases, reservations, permits, licences, assignments, trust declarations, operating agreements, royalty agreements, gross overriding royalty agreements, participation agreements, farm-in agreements, sale and purchase agreements, pooling agreements and any other documents and agreements granting, reserving or otherwise conferring rights to (i) explore for, drill for, produce, take, use or market Petroleum Substances, (ii) share in the production of Petroleum Substances, (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced, and (iv) rights to acquire any of the rights described in items (i) to (iii) of this definition; but only if the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the Lands; including without limitation those, if any, set out in Schedule “A”;

(oo)	“Transaction” means the purchase and sale transaction contemplated herein;

(pp)	“Transportation Agreement” means the form of transportation agreement attached hereto as Schedule “D” respecting the NEB Regulated Pipelines; and

(qq)	“Wells” means the wells described in Schedule “A”.

1.2	Schedules

The following schedules are attached to and form part of this Agreement:

Schedule “A”:   Petroleum and Natural Gas Rights (Leases, Lands, Vendor’s Interest, Encumbrances); Wells (UWI, Well Name, Well License); Facilities; AFE’s; and Marketing, Transportation and Contract Operating Agreements.

Schedule “B”: General Conveyance.

Schedule “C”: NEB Regulated Pipelines

Schedule “D”: Transportation Agreement

1.3	Headings

The headings of the clauses of this Agreement are inserted for convenience of reference only and shall not affect the meaning, interpretation or construction thereof.

1.4	Included Words

In this Agreement, words importing the singular include the plural and vice versa, words importing one gender include other genders, words importing individuals shall also include firms, partnerships and corporations, and vice versa, as the context may require, and “including”, “includes” and like terms mean “including without limitation” or “includes without limitation”.

1.5	References

Except as otherwise provided for herein, “this Agreement”, “hereto”, “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular clause, subclause, paragraph or other portion hereof and reference to a clause, subclause or a paragraph refer to a clause, subclause or paragraph of the body of this Agreement.

1.6	Conflicts

Where any term or condition, whether express or implied, of any Schedule conflicts with or is at variance with any term or condition of the body of this Agreement, the latter shall prevail.

1.7	Statutory and Other References

Any reference herein to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding the statute so referred to or the regulations made pursuant thereto.

1.8	Knowledge or Awareness

Where in this Agreement a representation, warranty or certificate is made on the basis of knowledge or awareness of a Party, such knowledge or awareness consists only of the actual knowledge or awareness, as the case may be, of the officers and employees of such Party (after having made reasonable enquiry of such Party’s files relating to the Assets), and does not include knowledge or awareness of any other person.

ARTICLE 2
SALE AND CONVEYANCE

2.1	Sale and Conveyance

Subject to and in accordance with the terms and conditions hereof, Vendor hereby agrees to sell, assign, transfer, convey and set over unto Purchaser, and Purchaser hereby agrees to purchase and accept from Vendor, the Assets, to have and hold the same, together with all benefit and advantage to be derived therefrom absolutely.

2.2	Purchase Price

Closing shall take place at the Closing Place at the Closing Time if there has been satisfaction or waiver of the conditions of Closing herein contained, and at Closing Purchaser shall pay to Vendor (i) the Purchase Price plus or minus the adjustments to be made at Closing pursuant to Article 7 and less any amount withheld pursuant to clause 2.6; (ii) the Goods and Services Tax payable in respect of the Assets, which Vendor shall remit according to law.  Vendor and Purchaser shall calculate such Goods and Services Tax based on 5% of the amount allocated to Tangibles pursuant to clause 2.3 below.

2.3	Allocation of Purchase Price

The Parties hereby allocate the Purchase Price among the Assets as follows:

(a)	to the Petroleum and Natural Gas Rights	$6,079,990.00

(b)	to the Tangibles	$1,495,000.00

(c)	to the Miscellaneous Interests	$ 10.00

		$7,575,000.00
GST:		$74,750.00

Vendor shall remit the GST to the appropriate Governmental Authorites. The GST registration number of Vendor is 100401702 RT0001.

2.4	Specific Conveyances

(a)
Vendor shall prepare the Specific Conveyances at its cost, and shall deliver drafts of same to Purchaser for its review at least seven (7) Business Days prior to the Closing Date. Purchaser shall provide comments on the draft Specific Conveyances at least two (2) Business Days prior to Closing, and the Vendor shall deliver the final Specific Conveyances that are then available for execution at Closing duly executed by the Vendor. To the extent all of the Specific Conveyances are not available for execution at Closing, the Purchaser and the Vendor shall cooperate in arranging for the timely execution and delivery of the remaining Specific Conveyances following Closing and in any event within ten (10) days after Closing.

(b)	Promptly after Closing, Vendor shall at its cost, except as otherwise provided in clause 2.5:

(i)	register the Specific Conveyances that are to be registered at offices of Governmental Authorities; and

(ii)	circulate to Third Parties the Specific Conveyances that by their nature are to be circulated to Third Parties;

all in accordance with normal oil and gas industry practices.

(c)	The Specific Conveyances shall not confer or impose upon either Party any greater right or obligation than contemplated in this Agreement.

2.5	Electronic Transfers of Crown Instruments, and Licensee Liability Rating

(a)
To the extent electronic registration of Specific Conveyances is permitted by a Governmental Authority, within two (2) Business Days following the Closing Date Vendor shall prepare and electronically submit an application to the appropriate Governmental Authority to affect such registration and Purchaser shall electronically ratify and sign such application.

(b)
Should any Governmental Authority deny any electronic application because of a misdescription or other minor deficiency in the application, Vendor shall promptly correct the application and amend and re-submit such application for the electronic transfer and Purchaser shall electronically ratify and confirm such application.

(c)
Without limiting Vendor’s obligations pursuant to clause 2.4, Vendor shall prepare all Specific Conveyances required to effect the transfer of all Wells and Facilities in accordance with the integrated licence transfer application process set forth and described in AER Directive 006; Licensee Liability Rating Program and Licence Transfer Process and the Liability Management Rating Program Manual Version 2.3 dated January 2014 issued by the BCOGC, and all associated regulations and instruments, as each of the foregoing may be amended, supplemented or replaced from time to time.  If, for any reason, a Governmental Authority requires a Party to deliver, make or pay a security deposit or other amount in order to approve the transfer of any permit, licence, approval or authorization forming part of the Assets that was issued by a Governmental Authority (including a Well or Facility license, approval or other instrument), such Party shall promptly make such deposit.

2.6	Withholding Tax

(a)
Vendor authorizes Purchaser to take any actions necessary to comply with Section 116 of the Income Tax Act (Canada) (the “Tax Act”) and (without limiting the generality of the foregoing) authorizes the Purchaser to withhold at Closing fifty percent (50%) of the Purchase Price payable for the Assets (“Withheld Amount”), and after Closing remit such Withheld Amount to the Canada Revenue Agency unless:

(i)
Purchaser has received a clearance certificate under section 116 of the Tax Act by the 27th day of the month following the Closing, in which case the Purchaser shall remit the Withheld Amount to Vendor within ten (10) days of receipt of the clearance certificate; or

(ii)
Purchaser has been instructed by the Canada Revenue Agency to continue to hold the Withheld Amount notwithstanding the remittance obligation under the Tax Act, in which case the Purchaser will hold the Withheld Amount in accordance with these instructions.

For greater certainty, any withholding by Purchaser of all or any of the Withheld Amount at and after Closing, as contemplated in this clause 2.6(a), shall not be construed in any manner as a breach of any condition in clause 3.2.

(b)
For greater certainty the withholding pursuant to clause 2.6(a) shall apply to the Purchase Price paid on the Closing Date as well as any additional amounts paid or payable by Purchaser to Vendor pursuant to Article 4 hereof.

(c)
Any Withheld Amount remitted by Purchaser to the Canada Revenue Agency in satisfaction of Purchaser’s obligations under s. 116 of the Tax Act, will be credited to Purchaser as a payment to the Vendor on account of the Purchase Price payable to the Vendor in accordance with this Agreement.

(d)
Vendor agrees to execute any further documentation and provide any further information, including proof of their residency for tax purposes, to facilitate the compliance by Purchaser with the provisions of section 116 of the Tax Act.

(e)
Vendor acknowledges that it is be required to make a notification to the Canada Revenue Agency in respect of the sale of the Assets within ten (10) days of the date of such sale, subject to the imposition of a monetary penalty and may be required to file a Canadian income tax return for the taxation year of Vendor that includes the date of the sale of the Assets.

2.7	Closing Deliverables

(a)	At Closing, Vendor shall table the following:

(i)	the General Conveyance duly executed by Vendor;

(ii)	all Specific Conveyances duly executed by Vendor;

(iii)	all available Title Documents;

(iv)	copies of any required Third Party consents;

(v)	a receipt respecting the payment by Purchaser pursuant to clause 2.2, duly executed by Vendor;

(vi)	any clearance certificate pursuant to clause 2.6; and

(vii)	such other items as may be specifically required hereunder.

(b)	At Closing, Purchaser shall table the following:

(i)	evidence of payment of the amounts payable at Closing on account of the Purchase Price as provided for in clause 2.2 and GST in accordance with this Agreement; and

(ii)	such other items as may be specifically required hereunder.

In addition, Purchaser will at Closing duly execute the General Conveyance and the Specific Conveyances as contemplated in this Agreement.

2.8	Investment Canada

Vendor represents and warrants that it will comply with the requirements of the Investment Canada Act (Canada) to the extent that, if any, that this transaction is reviewable or subject to notification requirements thereunder.

2.9	Confirmation and Acknowledgement

Vendor acknowledges, confirms and agrees that:

(a)
Vendor may have a dispute with Kaiser Exploration Ltd. (“Kaiser”) respecting whether Vendor quitclaimed its interest in the Halfway formation in the well described as A8-05-086-13-W6M (BH 16-05) (the “Subject Well”) to Kaiser or elected to be subject to a penalty in respect of the Subject Well, and whether, if it does have a working interest in the Subject Well, any applicable penalty has paid out;

(b)
if it is ever determined, or Kaiser otherwise agrees, that Vendor owned a working interest in the Subject Well, and/or that any penalty applicable to the Subject Well paid out prior to the date hereof, Vendor has nonetheless conveyed all such working interests to Purchaser and has been fully compensated therefor by Purchaser pursuant to this Agreement given that Vendor indicated to Purchaser that it owned a working interest therein, free and clear of any penalty; and Vendor shall have no claim against Purchaser, and hereby fully releases Purchaser from any claim that it may ever have, in connection with any working interest Vendor may have owned in the Subject Well or any penalty in respect of the Subject Well that may have paid out prior to the date hereof; and

(c)
if Vendor is ever entitled to revenues from the Subject Well in connection with the period after the Effective Date, then those revenues shall be the subject of an adjustment in favor of Purchaser pursuant to Article 4 notwithstanding any time limitation provided for therein.

ARTICLE 3
CONDITIONS OF CLOSING

3.1	Purchaser’s Conditions

The obligation of Purchaser to purchase Vendor’s interest in and to the Assets is subject to the following conditions precedent, which are for the exclusive benefit of Purchaser and may be waived by Purchaser:

(a)
the representations and warranties of Vendor herein contained shall be true in all material respects when made and as of the Closing Time, and a certificate to that effect shall have been delivered by Vendor to Purchaser at Closing;

(b)
all obligations of Vendor contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects and a Certificate to that effect shall have been delivered by Vendor to Purchaser at Closing;

(c)
from January 1, 2014 to the Closing Time, the Assets shall have suffered no material, adverse damage or change and a Certificate to that effect shall have been delivered by Vendor to Purchaser at Closing;

(d)
Vendor shall have delivered to Purchaser at or prior to Closing discharges of any security held by any Third Party encumbering Vendor’s interest in and to the Assets or any part or portion thereof, which discharges are requested by Purchaser a reasonable time prior to Closing;

(e)
Purchaser shall be satisfied, acting reasonably, that there is no material environmental damage or contamination or other environmental problems pertaining to or caused by the Assets or operations thereon or related thereto;

(f)	Purchaser shall have received a satisfactory title opinion from its legal counsel or a satisfactory title review report from its appointed representative;

(g)	Purchaser shall have had the opportunity to review, and be satisfied with, all files, documents, information, data and agreements relating to or forming part of the Assets;

(h)	Purchaser shall have received all regulatory approvals required in connection with the transactions contemplated in this Agreement;

(i)	all consents, pre-emptive rights and other restrictions on the transfer, sale or assignment of the Assets shall have been complied with or waived; and

(j)	concurrently with the closing of the transactions contemplated herein, Purchaser shall close the acquisition of certain properties from Kaiser Exploration Ltd.

If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with, or waived by Purchaser, at or before the Closing Time, Purchaser may rescind this Agreement by written notice to Vendor.  If Purchaser rescinds this Agreement Purchaser shall be released and discharged from all obligations hereunder except as provided in clause 11.13.

3.2	Vendor’s Conditions

The obligation of Vendor to sell its interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made part hereof for the exclusive benefit of Vendor and may be waived by Vendor:

(a)
the representations and warranties of Purchaser herein contained shall be true in all material respects when made and as of the Closing Time and a certificate to that effect shall have been delivered by Purchaser to Vendor at Closing;

(b)
all obligations of Purchaser contained in this Agreement to be performed prior to or at Closing, shall have been timely performed in all material respects and a Certificate to that effect shall have been delivered by Purchaser to Vendor at Closing; and

(c)	all amounts to be paid by Purchaser to Vendor at Closing shall have been paid to Vendor in the form stipulated in this Agreement.

If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with, or waived by Vendor, at or before the Closing Time, other than by virtue of any of the conditions set forth in clause 3.1 not being satisfied or waived, this Agreement shall thereupon terminate and Vendor shall be released and discharged from all obligations hereunder except as provided in clause 11.13.

3.3	Efforts to Fulfil Conditions Precedent

Purchaser and Vendor shall proceed diligently and in good faith and use commercially reasonable efforts to satisfy and comply with and assist in the satisfaction and compliance with the conditions precedent.

ARTICLE 4
APPORTIONMENTS

4.1	Apportionments

(a)
Except as provided below in this clause 4.1 the net amount of all benefits and obligations of every kind and nature relating to the operation of the Assets and accruing, payable or paid and received or receivable in respect of the Assets including mineral and surface lease rentals, property taxes, maintenance, development, capital and operating costs, the proceeds from the sale of production and revenues from processing and transportation fees charged to third parties (other than income taxes), shall be apportioned between the Parties as of Effective Date on an accrual basis in accordance with Canadian generally accepted accounting principles. For greater certainty, adjustments in respect of production, if any, shall be made in favour of Vendor in respect of production beyond the wellhead at the Effective Date and in favour of Purchaser in respect of all other production.  The adjustments shall constitute an increase or decrease, as the case may be, to the Purchase Price and to the amount allocated to the Petroleum and Natural Gas Rights.

(b)
Vendor shall provide to Purchaser no later than two (2) Business Days prior to the Closing Time with a written interim statement of adjustments providing a good faith estimate of all adjustments to be made at Closing pursuant to this Article 4, and shall cooperate with Purchaser to enable Purchaser to verify the accuracy of such statement.  Adjustments not settled or incorrectly settled prior to or at Closing shall be settled by payment to or by Vendor and Purchaser, as the case may be, as soon as practicable after Closing.  The intention of the Parties is that final settlement shall occur within 180 days following the Closing Time, but it is recognized that adjustments may be made after that time pursuant to clause 2.9(c), clause 4.1(d) or clause 4.1(e).

(c)
Within one hundred eighty (180) days following the Closing Date, Vendor shall conduct a final accounting and adjustment, with apportionments calculated on an actual basis, and prepare and deliver to Purchaser a final statement of adjustments (“FSOA”).  Purchaser shall have thirty (30) days from receipt of the FSOA to review same.  Subject to clause 2.9(d) and subclauses (d) and (e) of this clause 4.1, settlement of accounts will be considered concluded when:

(i)	the Parties agree on the contents of the FSOA, evidenced by both Parties’ signing of the FSOA document, which shall expressly state that it is a final statement of all adjustments; and

(ii)	all funds owing pursuant thereto have been received by the Party to whom such funds are owed;

and the Parties shall not be obligated to make any adjustments after such Adjustment Period unless such adjustment has been specifically requested, by notice, within the Audit Period (as defined in subclause (d) hereof), or within thirty (30) days after the expiry of the Audit Period.

(d)
During the one year period following Purchaser’s receipt of the FSOA (“Audit Period”), Purchaser may audit the books, records and accounts of the Vendor respecting the Assets, for the purpose of effecting adjustments pursuant to this Article.  Such audit shall be conducted upon reasonable notice to Vendor at Vendor’s offices during Vendor’s normal business hours, and shall be conducted at the sole expense of Purchaser.  Any claims of discrepancies disclosed by such audit shall be made in writing to Vendor within thirty (30) days following the completion of such audit and Vendor shall respond in writing to any claims of discrepancies within thirty (30) days from receipt of such claims.

(e)
Notwithstanding the preceding subclauses of this clause 4.1, any adjustments established by an audit conducted pursuant to Regulation or the provisions of the Leases or governing agreement with respect to Crown Royalty audits, joint venture audits or thirteen (13) month adjustments and outstanding at or occurring after the Closing Date shall be made as they occur in accordance with the provisions of such Regulation, Leases or agreement and shall be received or paid by the Party thereto entitled or thereby obliged.

(f)	Pursuant to applicable Regulation, GST shall be applied to adjustments and paid by the applicable Party.

(g)	Each Party agrees to make any payment required of it as a result of the adjustments provided for in this clause 4.1 within thirty (30) days of being notified of the determination of the amount owing.

(h)
To the extent that the Parties cannot agree to the accounting provided for in this clause 4.1, either Party may refer the matter to arbitration for determination in accordance with the Arbitration Act (Alberta).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of Vendor

Vendor hereby represents and warrants to Purchaser that:

(a)	Standing: Vendor is a body corporate duly organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation and each jurisdiction in which the Assets are located;

(b)	Requisite Authority: Vendor has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement;

(c)	Execution and Enforceability: this Agreement has been duly executed and delivered by Vendor and constitutes a legal, valid, binding and enforceable obligation of Vendor;

(d)
No Conflicts:  Vendor’s consummation of the Transaction will not, in any material respects, violate or conflict with any Regulation, Vendor’s constating documents, by-laws or governing documents or the provisions of any material agreement or instrument by which Vendor or the Assets are bound;

(e)	Title: although Vendor does not warrant title to the Assets and except for Permitted Encumbrances;

(i)
it has done no act or thing and is aware of no circumstance, matter or thing whereby any of the Assets may be cancelled or determined and the Assets are free and clear of any and all royalties, encumbrances and Security Interests created by, through, or under the Vendor, or of which Vendor is aware;

(ii)
to the best of Vendor’s knowledge, other than as described in Schedule “A” none of the Petroleum and Natural Gas Rights is subject to reduction or conversion by reference to payout of any well, or otherwise; and

(iii)
subject to the terms of the Leases and any other agreements pertaining to the Assets, and all renewals or extensions thereof, and to the extent of the interest hereunder assigned, Purchaser may enter into and upon, hold and enjoy the Assets for the residue of the respective terms of the Leases for Purchaser’s own use and benefit without any interruption of or by Vendor or any other Person whomsoever claiming by, through or under Vendor;

(f)	No Knowledge of Defaults: Vendor has no knowledge of, nor has it been informed of, any default or notice of default relating to the Assets, or any of them;

(g)
Finders’ Fees:  Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the Transaction for which Purchaser shall have any obligation or liability;

(h)
No Lawsuits or Claims:  there are no claims, proceedings, actions, lawsuits, administrative proceedings or governmental investigations in existence or, to Vendor’s knowledge, contemplated or threatened against or with respect  to the Assets;

(i)
Payments Made: all rentals and royalties, and all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Petroleum Substances from the Lands or the receipt of proceeds therefrom, payable by Vendor prior to Effective Date and for all prior years have been properly and timely paid and discharged;

(j)
Compliance:  Vendor has complied with, performed, observed and satisfied all material terms, conditions, obligations and liabilities which have heretofore arisen and were Vendor’s obligations under the provisions of any agreement or Regulation affecting the Assets;

(k)
Documents:  Vendor has made all reasonable inquiries and searches for material documents and information and has delivered or made available to Purchaser all documents, instruments, records and books relevant to Vendor’s title to the Lands and the Leases and in its possession or to which it has reasonable access;

(l)	Worker’s Compensation: Vendor is not in default of any amounts required to be paid to any workers’ compensation board pursuant to Regulation;

(m)
AFEs:  with respect to the Assets, except as described in Schedule “A” there are no AFEs, or other financial commitments in excess of $25,000 and which are due as of the date hereof or which may become due by virtue of matters occurring or arising prior to the date hereof other than usual operating expenses incurred in the normal course of operations,

(n)
Material Agreements:  except for the Marketing, Transportation and Contract Operating Agreements described in Schedule “A”, there are no gas balancing or similar agreements pertaining to the Lands or agreements for the sale, dedication, transportation, processing or disposal of Petroleum Substances from the Lands, or any of them, or agreements for the contract operation by a third party of the Assets or any of them;

(o)	Environmental: Vendor is not aware of and has not received:

(i)
any claim, order or directive related to environmental matters or Environmental Liabilities, and requiring any work, repairs, construction or capital expenditures with respect to the Assets, that has not been complied with; or

(ii)
any claim, demand or notice pertaining to the breach of any environmental, health or safety Regulation applicable to the Assets, including a claim, demand or notice respecting the use, storage, treatment, transportation or disposal of environmental contaminants, that remains outstanding;

nor is Vendor aware of any fact or circumstance that could reasonably be expected to provide the basis for the issuance of any such claim, order, directive, demand or notice;

(p)	Area of Mutual Interest: the Assets are not subject to an agreement which provides for an area of mutual interest;

(q)	Take or Pay Obligations: the Assets are not subject to any outstanding Take or Pay Obligations;

(r)	Rights of First Refusal: there are no applicable rights of first refusal relating to the Assets as a result of this Transaction;

(s)	Participation:
except as set forth and described in Schedule “A”, Vendor has not elected, been deemed to have elected or declined to participate in any exploration, development or other operation on the Lands that has given or may give rise to penalties, forfeitures or a reduction of interest by virtue of conversion;

(t)
Production Penalties:  to the Vendor’s knowledge, except as described in Schedule “A” no Well is subject to any production penalty or similar production restriction and Vendor has not received notice of any change or proposed change in the government-established production allowables for any of the Wells that are not generally applicable;

(u)
Offset Obligations:  to Vendor’s knowledge, there are no offset obligations arising under any of the Leases, including any unsatisfied obligation to drill a well or surrender rights or an obligation to pay compensatory royalties;

(v)	Licensee Liability Rating: Vendor’s AB LLR and BC LLR currently, and shall as a result of the Transaction continue to be, greater than or equal to 1.0;

(w)
Conditions of Tangibles:  to Vendor’s knowledge, the Tangibles have been constructed and maintained in compliance with all Regulations and in accordance with good oil and gas industry practices, and none of the Tangibles are leased or rented;

(x)
Well Abandonment:  with respect to Vendor’s interests in the Wells, to the best of Vendor’s knowledge Vendor has complied with any notice pursuant to all Regulations requiring the abandonment of such Wells; and

(y)
Non-Resident:  Vendor is a “non-resident” of Canada within the meaning of section 116 of the Income Tax Act (Canada), and Vendor has complied with the requirements of the Income Tax Act (Canada) to the extent that this transaction is subject to the requirements thereof.

(z)
Licenses, Permits, and Similar Rights:  in respect of the Assets that are operated by the Vendor, if any, Vendor holds all valid licenses, permits and similar rights and privileges that are required and necessary under applicable law to operate the Assets as presently operated;

(aa)
Good Oil and Gas Industry Practices:  any and all operations of Vendor during the period of Vendor’s ownership of the Assets on or in respect of the Assets have been conducted in accordance with good oil and gas industry practices and in material compliance with all applicable Regulations;

(bb)
Surface Access Restrictions:  to the best of Vendor’s knowledge there are no surface access restrictions or limitations pertaining to any of the Assets that could adversely affect the right or ability of Purchaser to conduct drilling or other operations on or in connection with any of the Assets, or to otherwise gain access to or use any of the Assets, which could have an material adverse effect on the aggregate value of the Assets.

5.2	Limitation of Representations and Warranties

(a)
Vendor makes no representations or warranties except as expressly set forth in clause 5.1.  Except and to the extent provided in clause 5.1, Vendor does not warrant title to the Assets or make any representations or warranties with respect to:

(i)	any data or information supplied by Vendor pertaining thereto;

(ii)	the quality, quantity or recoverability of Petroleum Substances within or under the Lands;

(iii)	the value of the Assets or revenues applicable to future production from the Lands; and

(iv)	the quality, condition, serviceability or suitability of any of the Assets.

(b)
Except to the extent that it has relied upon the representations and warranties contained in clause 5.1, Purchaser acknowledges and confirms that it has made its own independent investigation, evaluation and inspection of the Assets and has relied solely on such investigation, evaluation and inspection as to its assessment of the condition, quantum and value of the Assets.

5.3	Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Vendor that:

(a)	Standing: Purchaser is a body corporate duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and each jurisdiction in which the Assets are located;

(b)	Requisite Authority: Purchaser has taken all necessary corporate action and has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement;

(c)	Execution and Enforceability: this Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid, binding and enforceable obligation of Purchaser;

(d)
No Conflicts:  Purchaser’s consummation of the Transaction will not, in any material respect, violate or conflict with Regulation or with Purchaser’s constating documents, by-laws or governing documents or the provisions of any material agreement or instrument to which Purchaser is a party  or is bound;

(e)
Finders’ Fees:  Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the Transaction for which Vendor shall have any responsibility; and

(f)	Investment Canada: Purchaser is not a “non-Canadian” under the Investment Canada Act (Canada).

(g)
LLR:each of the AB LLR and the BC LLR of Purchaser equals or exceeds 1.0 and will not fall below 1.0 as a result of any licence transfer application(s) submitted or to be submitted in respect of the Assets and the transaction effected hereby, whether along or together with any other transaction;

5.4	Survival of Representations and Warranties

Subject to clause 5.2, each Party may rely upon the representations and warranties made to it by the other Party under clauses 5.1 and 5.3 and such representations and warranties shall continue in full force and effect and shall survive the Closing Date for a period of twelve (12) months for the benefit of the Party to whom such representations and warranties were made.

ARTICLE 6
LIABILITY AND INDEMNIFICATION

6.1	General Indemnity

(a)	Provided Closing occurs and subject to clause 6.4, Vendor shall:

(i)	be liable to Purchaser and its directors, officers, servants, agents and employees for; and

(ii)           indemnify, save and hold harmless Purchaser and its directors, officers, servants, agents and employees from and against,

all Losses caused by Vendor’s breach of this Agreement including any breach of a representation or warranty contained herein, except to the extent that any such Loss is reimbursed by Purchaser’s insurance, is caused by the gross negligence or wilful misconduct of Purchaser or its directors, officers, servants, agents or employees, or to the extent to which Purchaser did not rely on such representation or warranty.

(b)	Provided Closing occurs and subject to clause 6.4, Purchaser shall:

(i)	be liable to Vendor and its directors, officers, servants, agents and employees for; and

(ii)	indemnify, save and hold harmless Vendor and its directors, officers, servants, agents and employees from and against all Losses caused by Purchaser’s breach of this Agreement including any breach of a representation or warranty contained herein, except to the extent that any such Loss is reimbursed by Vendor’s insurance, is caused by the gross negligence or wilful misconduct of Vendor or its directors, officers, servants, agents or employees, or to the extent to which Vendor did not rely on such representation or warranty.

6.2	Purchaser’s General Indemnity

Provided Closing occurs and subject to the indemnity in clause 6.1 to the extent it pertains to clause 5.1, Purchaser agrees that it shall:

(a)	be liable to Vendor and its directors, officers, servants, agents and employees for; and

(b)	indemnify, save and hold harmless Vendor and its directors, officers, servants, agents and employees from and against all Losses pertaining to the Assets or operations on or in respect of the Assets and which occur or accrue on or after the Closing Date except to the extent that any such Loss is reimbursed by Vendor’s insurance, or is caused by the gross negligence or wilful misconduct of Vendor or its directors, officers, servants, agents or employees, or is apportioned pursuant to clause 4.1., and for greater certainty excluding any Losses relating in any manner to the potential dispute more fully described in clause 2.9

6.3	Environmental Indemnity

Provided Closing occurs, Purchaser agrees that it shall:

(a)	be liable to Vendor and its directors, officers, servants, agents and employees for; and

(b)	indemnify, save and hold harmless Vendor and its directors, officers, servants, agents and employees against;

all Losses resulting from any matter or thing pertaining to any Environmental Liabilities however, whenever and by whomever caused and Purchaser shall assume, perform, pay and discharge all Environmental Liabilities, provided that nothing herein shall require Purchaser to be liable for or indemnify Vendor against Losses to the extent the indemnity in clause 6.1, insofar as it pertains to clause 5.1, is applicable.  Subject at all times to clause 5.1(a), Purchaser hereby releases Vendor from any claims and waives any rights or remedies that Purchaser may now or in the future have against Vendor with respect to Environmental Liabilities, whether such claims, rights and remedies are pursuant to common law or statute or otherwise, including the right to name Vendor as a third party to any action commenced against Purchaser.

6.4	Limitation of Claims

In the absence of fraud, no claim in respect of clauses 5.1 or 5.2 or subclauses 6.1(a) or (b) shall be made or be enforceable, whether by legal proceedings or otherwise, unless notice describing such claim in reasonable detail is given by the claimant to the other Party within two (2) years of the Closing Date.

6.5	Notice of Claims

If, after the Closing Date, a claim is asserted in circumstances which give rise to or may give rise to an indemnity under this Article 6, the Party against whom the claim is asserted shall forthwith give notice thereof describing such claim in reasonable detail to the Party required to indemnify, and the Parties shall consult and cooperate in respect thereof and in determining whether the claim and any legal proceedings relating thereto should be resisted, compromised or settled.  Each Party shall make available to the other all information in its possession or to which it has access which is or may be relevant to the particular claim.  Purchaser shall provide Vendor with access to the Lands and Tangibles to which the claim relates to the extent reasonably necessary in connection with the claim.  No such claim shall be settled or compromised without the written consent of the Party required to give indemnification hereunder, which consent shall not be unreasonably withheld.  The Party required to give indemnification hereunder in respect of a claim shall have exclusive conduct of the claim and all legal proceedings relating thereto.

ARTICLE 7
MAINTENANCE OF ASSETS

7.1	Maintenance of Assets

Until the Closing Time, Vendor shall, to the extent that the nature of its interest permits, and subject to the Title Documents and any other agreements and documents to which the Assets are subject:

(a)	maintain the Assets in a proper and prudent manner in accordance with good oil and gas industry practices and in material compliance with all applicable Regulations;

(b)	pay or cause to be paid all costs and expenses relating to the Assets which become due from the date hereof to the Closing Time; and

(c)	perform and comply with all covenants and conditions contained in the Title Documents and any other agreements and documents to which the Assets are subject.

In addition, until the Closing Time Vendor will provide to Purchaser copies of all AFEs, notices, mail ballots and other communication that Vendor receives respecting the Assets.

7.2	Consent of Purchaser

Notwithstanding clause 7.1, Vendor shall not, without the written consent of Purchaser, which consent shall not be unreasonably withheld by Purchaser and which, if provided, shall be provided in a timely manner:

(a)
make any commitment or propose, initiate or authorize any capital expenditure with respect to the Assets of which Vendor’s share is in excess of $25,000.00, except in case of an emergency or in respect of amounts which Vendor may be committed to expend or be deemed to authorize for expenditure without its consent;

(b)	surrender or abandon any of the Assets;

(c)	amend or terminate any Title Document or any other agreement or document to which the Assets are subject, or enter into any new agreement or commitment relating to the Assets; or

(d)
sell, encumber or otherwise dispose of any of the Assets or any part or portion thereof excepting sales of the Petroleum Substances, or any of them, produced from the Lands and sold in the normal course of business.

ARTICLE 8
PRE-CLOSING INFORMATION AND ACCESS

8.1	Production of Documents

At all reasonable times from the date hereof until the Closing Time, Vendor shall make available to Purchaser and Purchaser’s counsel in Vendor’s offices in Calgary, all of the Title Documents and any other agreements and documents to which the Assets are subject to which Vendor has possession or to which it has access.

8.2	Production of Documents

At all reasonable times from the date hereof until the Closing Time, Vendor shall make available to Purchaser, at Purchaser’s expense, access to the Assets.

ARTICLE 9
POST-CLOSING TRANSITION

9.1	Post-Closing Deliveries

Within five (5) Business Days following the Closing Date, Vendor shall deliver to Purchaser the original copies of the Title Documents and any other agreements and documents in its possession to which the Assets are subject, along with the original copies of contracts, agreements, records, documents, licences, reports and data comprising the Miscellaneous Interests, which are in Vendor’s possession.  If and to the extent that such contracts, agreements, records, documents, licences, reports and data also pertain to interests other than the Assets, photocopies or other copies, at Vendor’s sole cost, may be retained by Vendor.

9.2	Trust

Until Purchaser is novated, with respect to the interest of Vendor in and to the Assets, into the Title Documents and any other agreements and documents to which the Assets are subject, Vendor shall act as Purchaser’s bare trustee and agent (including without limitation to serve operation notices, authorizations for expenditure and other notices and communications, and forwarding to Purchaser promptly upon receipt any operation notices, authorization for expenditure and other notices and communications) as Purchaser reasonably and lawfully directs, and Vendor shall, upon receipt of any revenues, proceeds or benefits received in connection with the Assets to which Purchaser is entitled pursuant to this Agreement, hold those revenues, proceeds and benefits as Purchaser’s trustee and shall deliver those revenues, proceeds and benefits to Purchaser as soon as reasonably possible, and in any event no later than 10 days, after receipt of same.  Purchaser shall be liable to Vendor and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor arising in connection with all acts or omissions of Vendor in its capacity as agent of Purchaser to the extent such acts and omissions were expressly or impliedly authorized by Purchaser.

9.3	NEB Regulated Pipelines

Vendor shall:

(a)
to the extent the nature of its interest permits, ensure that no volumes of Petroleum Substances owned by any Third Party will be transported using any of Vendor’s capacity in the NEB Regulated Pipelines from and after Closing: and

(b)	provide Purchaser with all notices it receives from Third Parties in relation to any of the NEB Regulated Pipelines.

ARTICLE 10
SECURITIES DISCLOSURE

10.1	Operating Statements

At any time from the date of this Agreement to the end of the two (2) year period following Closing, should Purchaser require an unaudited or audited operating statement with respect to the Assets pursuant to the Regulations or the rules of any stock exchange, including any disclosure requirements under applicable securities legislation for a period during which the Assets were owned by Vendor, then:

(a)	Vendor shall, on reasonable notice, provide access during normal business hours to the records of Vendor relevant to preparation of such an operating statement during such period;

(b)
the audit shall be performed by Vendor’s auditor or, if such auditor is unable or unwilling to perform such an audit, by a firm of independent auditors selected by Vendor, and Purchaser shall be responsible for all costs incurred in connection with the audit and the preparation of the statement or reports, and Vendor shall not be required to provide direct access to Vendor’s records to Purchaser or any employees, consultants or other representatives of Purchaser; and

(c)
if the auditor requires the assistance of any personnel of Vendor to find, collect or interpret the necessary information from the records of Vendor, Vendor shall provide such assistance at no cost to Purchaser.

10.2	Disclosure Statement

In the event Purchaser determines that it is necessary or desirable to include information regarding the Assets in continuous disclosure press releases or filings to be made by Purchaser or in another document to be filed under applicable securities laws, including, without limitation, a prospectus, annual information form, business acquisition report or information circular – proxy statement (collectively, a “Disclosure Document”), Vendor agrees to:

(a)
provide to Purchaser, in a timely manner information relating to the Assets, including information that may be extracted from Vendor’s independent reserve evaluation prepared as of December 31, 2013 (the “Vendor’s Reserve Evaluation”);

(b)	permit Purchaser to include such information in a Disclosure Document; and

(c)
use its reasonable commercial efforts to cause any of its management, auditors, or independent reserve evaluators to participate in due diligence in connection with any offering of securities and to provide its consent to the inclusion of references to and information derived from Vendor’s Reserve Evaluation or any audit report or other expert report referenced in such Disclosure Document.

10.3	Disclaimer

Notwithstanding the generality of the foregoing, Purchaser hereby acknowledges that all information provided by Vendor to Purchaser pursuant to this Article 10 is provided on the express condition that the Vendor assumes no liability whatsoever to Purchaser or any other person in respect of such information or the accuracy or sufficiency thereof or in connection with any claim in respect of such information and that Purchaser shall indemnify the Vendor against any claims made by Third Parties arising as a result of or in respect of any disclosure by Purchaser of  the information provided for in this Article 10 other than in respect of:

(a)	any misrepresentation or alleged misrepresentation in any information furnished by Vendor; and

(b)
any order made, or any inquiry, investigation or proceeding by any Governmental Authority, to the extent based on any misrepresentation or any alleged misrepresentation in any information furnished by Vendor.

ARTICLE 11
GENERAL

11.1	Further Assurances

Hereafter as may be necessary and without further consideration, the Parties shall execute, acknowledge and deliver such instruments and take such actions as may be necessary to fulfil their respective obligations under this Agreement.  Vendor shall cooperate with Purchaser as reasonably required to secure any required third party execution of documents of assignment, transfer, conveyance or novation pertaining to the Transaction.  Purchaser shall bear all costs, fees and deposits incurred in registering any conveyances associated with the Assets except for any fee or deposit required in relation to Vendor’s AB LLR or BC LLR, which fee or deposit shall be the sole responsibility of Vendor.

11.2	Subordination of Ancillary Documents

All ancillary documents executed by the Parties and delivered pursuant hereto are subordinate to the provisions hereof and the provisions hereof shall govern and prevail in the event of conflict.

11.3	Governing Law

This Agreement shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta, and each Party irrevocably attorns to the exclusive jurisdiction of the courts thereof.

11.4	Time

Time shall be of the essence in this Agreement.

11.5	Addresses

(a)	The address for delivery of notices to each of the Parties shall be as follows:

Vendor:	Barnwell of Canada, Limited
Suite 900, 639 – 5th Avenue S.W.
Calgary, Alberta T2P 0M9
Attention: Land
Fax: (403) 266-4124

Purchaser:	Venturion Oil Limited
1600, 500 – 4th Avenue S.W.
Calgary, Alberta T2P 2V6
Attention: Land
Fax: (403) 764-6645

(b)	Any notice given pursuant to this Agreement shall be in writing, and shall only be deemed sufficiently given and received if:

(i)	delivered personally to the address set forth above; or

(ii)	transmitted by telefax to the fax number set forth above or by any other similar method by which an unalterable written or recorded message may be sent;

and any such notice so delivered or transmitted during the normal business hours of the recipient shall be deemed received at the time of delivery or transmission, and any such notice so delivered or transmitted outside of the normal business hours of the recipient shall be deemed received at the commencement of the next Business Day.

(c)
Notwithstanding subclause 11.5(b) above, in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, notice shall be deemed sufficiently given and received if sent by registered mail to a Party at the address set forth above and any such notice so sent shall be deemed received on the third (3rd) Business Day following the date of mailing.

(d)	Either of the Parties may from time to time change its address for service herein by giving notice to the other.

11.6	Prior Agreements and Amendments

This Agreement supersedes and replaces any and all prior agreements between the Parties relating to the sale and purchase of the Assets and may be amended only by written instrument signed by the Parties.

11.7	Entire Agreement

This instrument states the entire Agreement between the Parties other than the Confidentiality Agreement dated October 28, 2013 between the Parties, which Confidentiality Agreement shall terminate as at the Closing Time.

11.8	Enurement

This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective trustees, receivers, receiver-managers, successors and permitted assigns.

11.9	Waivers

No waiver pertaining to the Transaction by any Party shall be effective unless in writing and a waiver shall only affect the matter specifically identified in the writing granting such waiver and the occurrence thereof, and shall not extend to any other matter or occurrence.

11.10	No Merger

The covenants, representations, warranties and indemnities contained in this Agreement shall survive Closing as provided for herein and shall not merge in any assignments, conveyances, transfers and documents conveying the Assets from Vendor to Purchaser, notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived.

11.11	Invalidity of Provisions

If any of the provisions of this Agreement should be determined to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions herein shall not be affected or impaired thereby.

11.12	Substitution and Subrogation

To the extent that the same is possible, Vendor shall convey the Assets to Purchaser with full right of substitution and subrogation of Purchaser in and to all covenants, representations and warranties by others heretofore given or made in respect of the Assets or any part thereof.

11.13	Press Releases and Disclosure

Neither Party will make any press release, public disclosure or other public announcement respecting this Agreement without the written consent of the other Party, such consent not to be unreasonably withheld, except to the extent required to comply with any Regulation or the rules of any listing authority or stock exchange with which the disclosing Party is bound to comply.

11.14	Possession and Title

Title to, possession of and all obligations in respect of, the Assets shall be deemed to have passed to Purchaser at the Closing Time.

11.15	Agreement not Severable

This Agreement extends to the whole of the Assets and is not severable without Purchaser’s express written consent or as otherwise herein provided.

11.16	Counterpart Execution

This Agreement may be executed in separate counterparts and delivered personally or by facsimile and each counterpart when so executed and delivered will be deemed to be an original, all of which, together, will constitute one instrument.  Production of an originally-executed or facsimile copy of each counterpart execution page will be sufficient to prove the execution and delivery of this Agreement.  Any Party delivering this Agreement by facsimile undertakes to deliver, within a reasonable time, an executed original.

IN WITNESS WHEREOF the Parties have duly executed this Agreement.

BARNWELL OF CANADA, LIMITED		VENTURION OIL LIMITED

Per:	/s/ Lloyd Arnason	Per:	/s/ Kevin Wesa
	L. Arnason, P. Eng.		Kevin Wesa
	President and Chief Operating Officer		President and CEO

This is Schedule “A” to a Purchase and Sale Agreement dated May 1, 2014 between Barnwell of Canada, Limited, as Vendor, and Venturion Oil Limited , as Purchaser

PETROLEUM AND NATURAL GAS RIGHTS

Boundary Lake Area Alberta and British Columbia

LEASE [Barnwell File]	LANDS	VENDOR’S INTEREST (WI %)	ENCUMBRANCES
British Columbia Crown PNG Lease 50756 dated July 19, 2000 (M00294)	Twp.86, Rge. 013 W6M FR W16; E17 PNG from surface to base 34002 Artex-Halfway-Doig	25%	-BC Crown Lessor Royalty. -Non-convertible GORR of 2% calculated on 100% of production, payable 100% to Western Rose by Barnwell 25%.
British Columbia Crown PNG Lease 1256 dated March 17, 1960 (M00295)	Twp.86, Rge. 013 W6M W17 PNG from surface to base 36002 Charlie Lake “A” marker	25%	- BC Crown Lessor Royalty. -Non-convertible GORR of 1/23.8365 (5%-8%) on oil and 8% on gas calculated on 100% of production, payable 100% to Ravenwood by Barnwell 25%.
Ptn. British Columbia Crown PNG Lease 51592 dated March 28, 2001 (M00296)	Twp.86, Rge. 013 W6M NE 8; FR NW 9 PNG from surface to base 36002 Charlie Lake “A” marker excluding PNG in Boundary Lake	25% Pooled interest	-BC Crown Lessor Royalty calculated on 27.24137931% of production.
Ptn. British Columbia Crown PNG Lease 51592 dated March 28, 2001 (M00296)	Twp.86, Rge. 013 W6M NE 8; FR NW 9 PNG from base 36002 Charlie Lake “A” marker to base Artex-Halfway-Doig	25%	-BC Crown Lessor Royalty.
British Columbia Crown PNG Lease 51594 dated March 28, 2001 (M00298)	Twp.86, Rge. 013 W6M SE 8; Ptn. SW 9 PNG from base 36002 Charlie Lake “A” marker to base 34002 Artex-Halfway-Doig	25%	-BC Crown Lessor Royalty.
Alberta Crown PNG Lease 0500110608 dated November 16, 2000 (M00300)	Twp.86, Rge. 013 W6M E 9; Ptn. W 9 PNG from surface to base Halfway	25%	-Alberta Crown Lessor Royalty.
Alberta Crown PNG Lease 0500020309 dated February 10, 2000 (M00301)	Twp.86, Rge. 013 W6M E 16; Fr. W 16 PNG from surface to base Halfway	25%	-Alberta Crown Lessor Royalty. -Non-convertible GORR of 2% calculated on 100% of production, payable 100% to Western Rose by Barnwell 25%.
Alberta Crown PNG Lease 0505060265 dated June 2, 2005 (M00494)	Twp.85, Rge. 013 W6M NE 16 PNG from base Bluesky Bullhead to basement	67.5%	-Alberta Crown Lessor Royalty.
Ptn. British Columbia Crown PNG Lease 1051 dated December 17, 1959 (M01231)	Twp. 086, Rge. 13 W6M W 5 Charlie Lake production from 100/ 09-05-086-13 W6M/00	17.6136250%	-BC Crown Lessor Royalty calculated on 46.39718805% of production.
Ptn. British Columbia Crown PNG Lease 1051 dated December 17, 1959 (M01231)	Twp. 086, Rge. 13 W6M W 5 PNG from surface to base 36002 Charlie Lake “A” marker excluding PNG in Boundary Lake	13.827625%	-BC Crown Lessor Royalty calculated on 46.39718805% of production.
Ptn. British Columbia Crown PNG Lease 1051 dated December 17, 1959 (M01231)	Twp. 086, Rge. 13 W6M W 8 PNG from surface to base Charlie Lake excluding PNG in 36002 Charlie Lake “A” marker excluding PNG in Boundary Lake	25% Pooled interest	-BC Crown Lessor Royalty calculated on 45.5174138% of production.
Ptn. British Columbia Crown PNG Lease 1051 dated December 17, 1959 (M01231)	Twp. 086, Rge. 13 W6M W 8 PNG in 36002 Charlie Lake “A” marker	25%	-BC Crown Lessor Royalty
Ptn. British Columbia Crown PNG Lease 14207 dated November 20, 1985 (M01232)	Twp. 086, Rge. 13 W6M SE 8 PNG surface to base Charlie Lake excluding 36002 Charlie Lake “A” marker, excluding PNG in Boundary Lake	25% Pooled Interest
-BC Crown Lessor Royalty calculated on 27.24137931% of production.
-Non-convertible GORR of  1/150 (5%-15%) on oil and 15% on gas calculated on 27.24137931% of production,  payable to Barnwell 25% and Kaiser 75%, payable by Provident 100% .

Ptn. British Columbia Crown PNG Lease 14207 dated November 20, 1985 (M01232)	Twp. 086, Rge. 13 W6M SE 8; Fr. SW9 PNG in 36002 Charlie Lake “A” marker	25%	-BC Crown Lessor Royalty calculated on 27.24137931% of production.
Ptn. British Columbia Crown PNG Lease 14207 dated November 20, 1985 (M01232)	Twp. 086, Rge. 13 W6M Fr. SW9 PNG from surface to base 36002 Charlie Lake “A” marker excluding PNG in Boundary Lake	25%
-BC Crown Lessor Royalty calculated on 27.24137931% of production.
- Non-convertible GORR of  1/150 (5%-15%) on oil and 15% on gas calculated on 27.24137931% of production,  payable to Barnwell 25% and Kaiser 75%, payable by Provident 100% .

Ptn. British Columbia Crown PNG Lease 41608 dated August 14, 1991 (M01305)	Twp. 86, Rge 13 W6M Ptn. NW 4 PNG in Halfway	3.23775% Pooled interest	- BC Crown Lessor Royalty -Non-convertible GORR of 1 over 23.8365( 5%-15%) on oil and 15% on gas payable on 12.5% of production, payable 100% to Harvest by Barnwell 25%.
Ptn. British Columbia Crown PNG Lease 41608 dated August 14, 1991 (M01305)	Twp.86, Rge. 013 W6M NE 5 Halfway production from 100/09-05-086-13 W6M	4.440540% BPPO	-BC Crown Lessor Royalty -Non-convertible GORR of 1/23.8365( 5%-15%) on oil and 15% on gas payable on 12.5% of production, payable 100% to Harvest by Barnwell 25%
Ptn. British Columbia Crown PNG Lease 41608 dated August 14, 1991 (M01305)	Twp.86, Rge. 013 W6M NE 5 PNG from base 36002 Charlie Lake “A” marker to top Halfway	0.112750%	-BC Crown Lessor Royalty
Ptn. British Columbia Crown PNG Lease 41608 dated August 14, 1991 (M01305)	Twp. 086, Rge. 13 W6M NE 5 PNG in Halfway	3.237750% Pooled interest	-BC Crown Lessor Royalty -Non-convertible GORR of 1/23.8365( 5%-15%) on oil and 15% on gas payable on 12.5% of production, payable 100% to Harvest by Barnwell 25.0%
Ptn. British Columbia Crown PNG Lease 40086 dated March 14, 1990 (M01306)	Twp. 086, Rge. 13 W6M W 5 PNG in Halfway	3.237750% Pooled interest
- BC Crown Lessor Royalty.
-Non-convertible GORR of  1/23.8365 (5%-15%) on oil and 15% on gas calculated on 1.0% of production,  payable 100% to B. Pedersen by Barnwell 25%.
-Non-convertible GORR of 1/ 23.8365( 5%-15%) on oil and 15% on gas payable on 12.5% of production, payable 100% to Harvest by Barnwell 25%.

Ptn. British Columbia Crown PNG Lease 40086 dated March 14, 1990 (M01306)	Twp. 086, Rge. 13 W6M W 5 PNG from base 36002 Charlie Lake “A” marker to base 34002 Artex-Halfway-Doig excluding PNG in Halfway	0.112750%	- BC Crown Lessor Royalty. -Non-convertible GORR of 1/23.8365 (5%-15%) on oil and 15% on gas calculated on 1.0% of production, payable 100% to B. Pedersen by Barnwell 25%.
Alberta Crown PNG Lease 0583110249 dated February 10, 2000 (M001307)	Twp. 086, Rge. 13 W6M E 4; Ptn. W4 PNG surface to base Halfway	5.03550%
- Alberta Crown Lessor Royalty.
- Non-convertible GORR of  1/23.8365 (5%-15%) on oil and 15% on gas calculated on 1.2420% of production,  payable 100% to B. Pedersen by Barnwell 25%.
 -Non-convertible GORR of 3% calculated on 100% of production, payable 100% to Wakanda by Barnwell 5.03550%
-Non-convertible GORR of 1/23.8365( 5%-15%) on oil and 15% on gas payable on 18.9% of production, payable 100% to Shoreline by Barnwell 25%.

FACILITIES

Facility Name	Vendor’s Interest
Gathering / Compression and Battery 14-09-086-13 W6M	25%
Compression and Sales Line 05-06-086-13 W6M	20%
Gathering / Compression and Battery 14-16-086-13 W6M	20%

AFE’s

None

MARKETING, TRANSPORTATION AND CONTRACT OPERATING AGREEMENTS

Oil- BC- Oil marketer Shell Trading Canada Contract # BOC - 2013-3403 through ABMC0005510

Oil- AB- Oil marketer Shell Trading Canada Contract # BOC - 2013-3403 through ABBT0096378

Gas- BC & AB Gas Marketing Agent: Glencoe Resources Ltd. through Lathrop Nova Meter 2259

NGL’s non-TIK to Barnwell via Kaiser JIB

WELLS

UWI	WELL NAME	WELL LICENCE
100/14-04-086-13 W6M	KXL BDYLKS	0370870
100/08-05-086-13 W6M	KXL HZ BOUNDARY	28802
100/09-05-086-13 W6M	KXL BOUNDARY
102/16-05-086-13 W6M
100/08-08-086-13 W6M	KXL BOUNDARY	23855
100/09-08-086-13 W6M	KXL BOUNDARY	22742
102/09-08-086-13 W6M	KXL BOUNDARY	22742
103/09-08-086-13 W6M
100/03-09-086-13 W6M	KXL BDYLKS	0400296
100/05-09-086-13 W6M	KXL BDYLKS	0364678
102/07-09-086-13 W6M		0367467
100/12-09-086-13 W6M	KXL HZ BDTLKS	0411442
100/14-09-086-13 W6M	KXL BDYLKS	0295882
100/12-15-086-13 W6M
100/13-15-086-13 W6M
100/15-15-086-13 W6M
100/04-16-086-13 W6M	KXL BDYLKS	14854
100/05-16-086-13 W6M	KAISER BDYLKS	0322847
100/12-16-086-13 W6M	KAISER HZ BDYLKS	0411746
102/12-16-086-13 W6M
102/16-16-086-13 W6M	KAISER ET AL BDYLKS	0364765
100/07-17-086-13 W6M
100/16-16-085-13 W6M	BARNWELL BDYLKS	0372478

This is Schedule “B” to a Purchase and Sale Agreement dated May 1, 2014 between Barnwell of Canada, Limited, as Vendor, and Venturion Oil Limited , as Purchaser

GENERAL CONVEYANCE

THIS AGREEMENT made as of the 2nd day of May, 2014.

BETWEEN:

BARNWELL OF CANADA, LIMITED,
a body corporate, having an office in
Calgary, Alberta (hereinafter referred to as “Vendor”)

-and -

VENTURION OIL LIMITED,
a body corporate, having an office in
Calgary, Alberta (hereinafter referred to as “Purchaser”)

WHEREAS:

(A)
Vendor and Purchaser entered into that Purchase and Sale Agreement made as of the 1st day of May, 2014 (the “Sale Agreement”) with respect to the “Assets” (which term, when used in this Agreement, has the same meaning as in the Sale Agreement);

(B)
All of the conditions precedent to the obligations of the parties hereto to close the transactions contemplated by the Sale Agreement have either been fulfilled or waived in the manner provided for waiver in the Sale Agreement;

NOW THEREFORE in consideration of the premises hereto and the covenants and agreements hereinafter set forth and contained, the parties hereto covenant and agree as follows:

1.
Vendor hereby sells, assigns, transfers, conveys and sets over to Purchaser, and Purchaser hereby purchases from Vendor, all of the right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Assets, TO HAVE AND TO HOLD the same, together with all benefit and advantage to be derived therefrom, absolutely, subject to the terms of the Sale Agreement.

2.
The covenants, representations, warranties and indemnities contained in the Sale Agreement are incorporated herein as fully and effectively as if they were set out herein and there shall not be any merger of any covenant, representation, warranty or indemnity contained in the Sale Agreement by virtue of the execution and delivery hereof, any rule of law, equity or statute to the contrary notwithstanding.

3.
If any term or provision hereof should conflict with any term or provision of the Sale Agreement, the term and provision of the latter shall prevail and this Agreement shall at all times be read subject to all terms and conditions of the Sale Agreement.

4.
The assignment and conveyance effected by this Agreement is made with full right of substitution of Purchaser in and to all covenants, representations, warranties and indemnities by others heretofore given or made in respect of the Assets or any part thereof.

5.
This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta.  The parties hereto irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

6.	This Agreement shall be binding upon and shall enure to the benefit of each of the parties hereto and their respective administrators, trustees, receivers, successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

BARNWELL OF CANADA, LIMITED	VENTURION OIL LIMITED
Per:	Per:

Per:	Per:

    This is Schedule “C” to a Purchase and Sale Agreement dated May 1, 2014 between Barnwell of Canada, Limited, as Vendor, and Venturion Oil Limited , as Purchaser

NEB REGULATED PIPELINES

Initial Board Order	NEB file	Line number	From	To
AO-1-XO-A10-4-93	3400-K039-2	1	10-28-085-13 W6M (AB)	14-29-085-13 W6M (BC)

XG-KAX-08-2006	K039-2006-01 02	1	04-16-086-13 W6M (BC)	05-16-086-13 W6M (AB)
XG-KAX-08-2006	K039-2006-01 02	2	04-16-086-13 W6M (BC)	05-16-086-13 W6M (AB)
XG-KAX-08-2006	K039-2006-01 02	3	05-16-086-13 W6M (AB)	04-16-086-13 W6M (BC)

This is Schedule “D” to a Purchase and Sale Agreement dated May 1, 2014 between Barnwell of Canada, Limited, as Vendor, and Venturion Oil Limited , as Purchaser

TRANSPORTATION AGREEMENT

CROSS BORDER TRANSPORTATION SERVICE AGREEMENT

THIS AGREEMENT is effective the 2nd day of May, 2014.

BETWEEN:

KAISER EXPLORATION LTD. (the "Company")
- and -
VENTURION OIL LIMITED (the "Shipper", and
collectively with the Company, the "Parties", and each, a "Party")

WHEREAS Company owns an interest in, and is the operator and licensee with the National Energy Board of, the cross border pipelines described in Schedule “A” attached hereto (collectively the “Cross Border Pipelines”, and each, a “Cross Border Pipeline”);

AND WHEREAS pursuant to an Agreement of Purchase and Sale (the “Pipeline PSA”) dated April 30 Company has agreed to sell its entire right, title, estate and interest in and to each of the Cross Border Pipelines to Shipper (the “Pipeline Sale Transaction”);

AND WHEREAS the Pipeline Sale Transaction is subject to the NEB Approvals, as that term is defined in, and as more particularly set forth in, the Pipeline PSA;

AND WHEREAS until the NEB Approvals are obtained and closing occurs under the Pipeline PSA, Shipper wishes to transport, and Company agrees to transport, on a firm basis those volumes of crude oil, petroleum, natural gas, natural gas liquids and related substances (collectively, “petroleum substances”) delivered by or on behalf of Shipper at the Receipt Point(s), through the Cross Border Pipelines in accordance with the terms of this Agreement;

AND WHEREAS until the NEB Approvals are obtained and closing occurs under the Pipeline PSA, Shipper has agreed with Company to contract operate the NEB Pipelines in accordance with a Contract Operating Agreement (the “Contract Operating Agreement”) of even date.

NOW THEREFORE, the Parties agree as follows:

1.
Shipper hereby requests, and Company, on behalf of itself and each other owner of the Cross Border Pipelines, hereby agrees to provide, firm transportation service on each of the Cross Border Pipelines in accordance with this Agreement and the attached Schedule “B”, which is incorporated into and forms part of this Agreement, which service shall commence on the Service Availability Date and terminate on the Service Termination Date.

2.
Company shall transport on the Cross Border Pipelines all petroleum substances delivered by or on behalf of Shipper at the Receipt Point(s), and Company undertakes to redeliver to Shipper, and Shipper agrees to accept, a volume of petroleum substances at the Delivery Point(s) equivalent to the volume received by Company from Shipper at the applicable Receipt Point(s). For certainty, any volume of petroleum substances delivered by Shipper to Company for transportation on any Cross Border Pipeline shall not be required to meet any quality specifications.

3.
As consideration for the services provided hereunder, Shipper agrees to pay Company a fee of $500.00 (Cdn.) per month during the period commencing on the Service Availability Date and ending on the Service Termination Date, with respect to those volumes of petroleum substances transported on the Cross Border Pipelines, it being acknowledged and agreed that the fee amounts payable hereunder shall be equivalent to the fee amounts charged by Shipper pursuant to the Contract Operating Agreement, in each case on a monthly basis, with the result that by virtue of a complete set-off of fees payable under this Agreement and the Contract Operating Agreement no amounts in respect of the fee will actually be paid by Shipper to Company pursuant to this Agreement.

4.
Shipper agrees its use of any Cross Border Pipeline is entirely at its own risk.  Company shall not acquire title to any petroleum substances transported by the Cross Border Pipelines, and shall not be liable for any loss, cost or damage suffered by Shipper arising from Shipper’s use of any Cross Border Pipeline.

5.
No Party shall be deemed to be in default in respect of non-performance of its obligations under this Agreement so long as its non-performance is due to strikes, lockouts, fire, tempest, or acts of God or the Queen’s enemies or any other causes (whether similar or dissimilar to those enumerated) beyond its control, but lack of finances shall in no event be deemed to be а cause beyond a Party’s control.  The performance of such obligations shall begin or be resumed within a reasonable time after such cause has been removed.

6.
This Agreement shall continue in force until the Service Termination Date, whereupon it shall immediately terminate.  Such termination shall not affect the respective rights and obligations of the Parties which accrued prior to such termination.

7.	All notices or other communications which either Company or Shipper may wish to give to the other, shall be in writing and shall be addressed as follows:

Company:

Kaiser Exploration Ltd.
1200, 700 4th Avenue S.W.
Calgary, AB  T2P 3J4
Attention: Land Manager
Fax: (403) 265-3161

Shipper:

Venturion Oil Limited
1600, 500 – 4th Avenue S.W.
Calgary, AB  T2P 2V6
Attention: VP Land
Fax: (403) 764-6645

Any notice may be given by personal delivery, by facsimile transmission or by mail and shall be deemed to be given on the day of delivery, if by personal delivery or by facsimile transmission, and seven (7) business days after mailing if by mail.  Any notice may also be given by telephone followed immediately by facsimile transmission or other telecommunication agreed to by both Parties, and any notice so given shall be deemed to be given as of the date of the confirming telecommunication.

8.
No failure by a Party to require the performance of any term or condition of this Agreement shall be binding upon that Party unless the intention to waive is confirmed in writing by that Party, and any waiver so given shall extend only to the particular performance so waived and shall not limit or affect any other rights of the waiving Party.

9.
This Agreement constitutes the entire agreement of the Parties pertaining to the subject matter of this Agreement and wholly replaces and supersedes any and all previous Agreements, understandings, representations, collateral agreements, negotiations and discussions pertaining to the subject matter of this Agreement, whether verbal or written other than the Pipeline PSA and the Contract Operating Agreement and no implied covenant, condition, term or reservation shall be read into this Agreement.

10.	This Agreement shall be governed by and interpreted in accordance with the laws of Alberta and the Parties agree to irrevocably attorn to the jurisdiction of the courts of Alberta.

11.	All schedules to this Agreement shall be incorporated in and form a part of this Agreement.

12.	This Agreement may be amended only by a written instrument executed by both Parties.

13.
From time to time, each Party will, at the reasonable request of the other Party, take all action, do all such acts and execute and deliver all agreements, instruments, documents or other writings desired or required by such other Party so as to fully perform or carry out the terms, intent or purposes of this Agreement.

14.	It is understood and agreed that this Agreement shall not be assigned by either Party without the consent of the other, provided that such consent shall not be unreasonably withheld.

15.	The headings used throughout are for reference purposes only.

16.	Time shall be of the essence hereof.

17.
Nothing in this Agreement shall be deemed to create any rights or obligations between the Parties after the expiration of the term hereof except that termination of this Agreement shall not relieve either Party or the obligation to correct any volume imbalances.

18.	Terms used but not defined herein shall have the meanings ascribed to them in Schedule “B”.

19.	This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

20.
This Agreement and any document or instrument to be executed and delivered by the Parties hereunder or in connection herewith may be executed and delivered in separate counterparts and delivered by one Party to the other by facsimile or similar electronic means, each of which when so executed and delivered shall be deemed an original and all such counterparts shall together constitute one and the same agreement.

IN WITNESS of the foregoing, the Parties have executed this Agreement as of date first written above.

KAISER EXPLORATION LTD.	VENTURION OIL LIMITED

Name: Title:	Name: Title:

SCHEDULE “А”

CROSS BORDER PIPELINES

Initial Board Order	NEB file	Line number	From	To
AO-1-XO-A10-4-93	3400-K039-2	1	10-28-085-13 W6M (AB)	14-29-085-13 W6M (BC)

XG-KAX-08-2006	K039-2006-01 02	1	04-16-086-13 W6M (BC)	05-16-086-13 W6M (AB)
XG-KAX-08-2006	K039-2006-01 02	2	04-16-086-13 W6M (BC)	05-16-086-13 W6M (AB)
XG-KAX-08-2006	K039-2006-01 02	3	05-16-086-13 W6M (AB)	04-16-086-13 W6M (BC)

SCHEDULE “B”

Licence AO-1-XO-A10-4-93, Line 1

Receipt Point(s): 10-28-085-13 W6M (AB)

Maximum Receipt Pressure: 2070 (kPa)

Delivery Point(s): 14-29-085-13 W6M (BC)

Maximum Delivery Pressure: 2070 (kPa)

Service Availability Date: May 2, 2014

Service Termination Date:	On the earlier of:

(a)	December 31, 2014; and

(b)	Closing (as defined in the Pipeline PSA).

Licence XG-KAX-08-2006, Line 1

Receipt Point(s): 04-16-086-13 W6M (BC)

Maximum Receipt Pressure: 7380 (kPa)

Delivery Point(s): 05-16-086-13 W6M (AB)

Maximum Delivery Pressure: 7380 (kPa)

Service Availability Date: May 2, 2014

Service Termination Date:	On the earlier of:

(a)	December 31, 2014; and

(b)	Closing (as defined in the Pipeline PSA).

Licence XG-KAX-08-2006, Line 2

Receipt Point(s): 04-16-086-13 W6M (BC)

Maximum Receipt Pressure: 7380 (kPa)

Delivery Point(s): 05-16-086-13 W6M (AB)

Maximum Delivery Pressure: 7380 (kPa)

Service Availability Date: May 2, 2014

Service Termination Date:	On the earlier of:

(a)	December 31, 2014; and

(b)	Closing (as defined in the Pipeline PSA).

Licence XG-KAX-08-2006, Line 3

Receipt Point(s): 05-16-086-13 W6M (AB)

Maximum Receipt Pressure: 3450 (kPa)

Delivery Point(s): 04-16-086-13 W6M (BC)

Maximum Delivery Pressure: 3450 (kPa)

Service Availability Date: May 2, 2014

Service Termination Date:	On the earlier of:

(a)	December 31, 2014; and

(b)	Closing (as defined in the Pipeline PSA).